Exhibit 1

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Balance Sheets as of
March 31, 2003 (Restated) and 2004 (Restated), and Related
Consolidated Statements of Operations,
Shareholders’ Equity (Capital Deficiency), and Cash Flows for Each of the Three Years in the Period Ended March 31, 2004 (Restated), and Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
     Internet Initiative Japan Inc.:

We have audited the accompanying consolidated balance sheets of Internet Initiative Japan Inc. (“IIJ”) and subsidiaries (the “Company”) as of March 31, 2003 and 2004 and the related consolidated statements of operations, shareholders’ equity (capital deficiency), and cash flows for each of the three years in the period ended March 31, 2004 (all expressed in Japanese yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of Crosswave Communications Inc. (“Crosswave”), a 37.85 percent owned equity method investee, IIJ’s investment in which had been accounted for by use of the equity method. The Company’s equity in net losses of Crosswave of ¥5,421,255 thousand for the year ended March 31, 2002 are included in the accompanying consolidated financial statements. The financial statements of Crosswave as of March 31, 2002 and for the year then ended were audited by other auditors whose report dated June 5, 2002 has been furnished to us, and our opinion, insofar as it relates to the amounts included for Crosswave referred to above, is based solely on the report of such other auditors.

Except as discussed in the following paragraph, we conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

We were unable to obtain audited financial statements supporting the Company’s equity method net loss of Crosswave for the year ended March 31, 2003 stated at ¥5,514,383 thousand, which is included in net loss for the year then ended and the related summary financial information of Crosswave as of and for the year ended March 31, 2003 as described in Note 4 to the consolidated financial statements; nor were we able to satisfy ourselves as to the equity method net loss and the related summary financial information by other auditing procedures. Also, as discussed in Note 4 to the consolidated financial statements, on August 20, 2003, Crosswave filed a voluntary petition for the commencement of corporate reorganization proceedings in Japan. As a result, the Company’s investment in and deposits for Crosswave have been fully written off as of March 31, 2003, and an impairment loss on investment in and deposits for Crosswave of ¥7,153,087 thousand was recognized by the Company. Because we were unable to apply audit procedures to the equity method net loss of Crosswave for the year ended March 31, 2003, we were also unable to satisfy ourselves as to the amount of related impairment loss for such year.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements as of March 31, 2002 and for the year then ended, present fairly, in all material respects, the results of its operations and its cash flows for the year ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

In our opinion, the consolidated balance sheet as of March 31, 2003 presents fairly in all material respects, the financial position of the Company as of March 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to obtain sufficient evidence regarding the equity method net loss, the impairment loss on investment in and deposits for Crosswave and the related summary financial information of Crosswave for the year ended March 31, 2003, the consolidated statements of operations and cash flows for the year ended March 31, 2003, present fairly, in all material respects the results of the Company’s operations and its cash flows for the year ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

In our opinion, such 2004 consolidated financial statements present fairy, in all material respects, the financial position of the Company at March 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 of Notes to Consolidated Financial Statements, the accompanying consolidated financial statements for the years ended March 31, 2002, 2003 and 2004 have been restated.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU
Tokyo, Japan
June 17, 2004 (April 11, 2005 as to the effects of the restatement discussed in Note 1 and March 31, 2005 as to the third paragraph of Note 16)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Balance Sheets
March 31, 2003 and 2004

			Thousands of
			U.S. Dollars
	Thousands of Yen		(Note 1)
	2003	2004	2004
	As restated	As restated	As restated
ASSETS	(Note 1)	(Note 1)	(Note 1)

CURRENT ASSETS:
Cash and cash equivalent (Note 14)	¥3,588,352	¥12,284,239	$117,914
Accounts receivable, net of allowance for doubtful accounts of ¥34,712 thousand and ¥73,357 thousand ($704 thousand) at March 31, 2003 and 2004, respectively (Notes 3 and 4)	10,253,096	8,994,156	86,333
Inventories	417,666	438,435	4,208
Prepaid expenses	564,501	557,703	5,353
Other current assets (Note 9)	932,873	325,422	3,124

Total current assets	15,756,488	22,599,955	216,932

INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES (Note 4)	1,116,020	778,152	7,469

OTHER INVESTMENTS (Notes 2 and 14)	3,040,189	7,931,893	76,136

PROPERTY AND EQUIPMENT—Net (Notes 5 and 7)	9,151,572	8,601,905	82,568

INTANGIBLE ASSETS—Net (Note 6)	189,851	141,341	1,357

GUARANTEE DEPOSITS (Notes 7 and 8)	2,205,652	2,075,123	19,919

OTHER ASSETS, net of allowance for doubtful accounts of ¥90,642 thousand and ¥419,248 thousand ($4,024 thousand) at March 31, 2003 and 2004 respectively (Notes 3, 10 and 14)	604,604	608,556	5,841

TOTAL	¥32,064,376	¥42,736,925	$410,222

(Continued)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Balance Sheets
March 31, 2003 and 2004

			Thousands of
			U.S. Dollars
	Thousands of Yen		(Note 1)
	2003	2004	2004
LIABILITIES AND SHAREHOLDERS’ EQUITY	As restated	As restated	As restated
(CAPITAL DEFICIENCY)	(Note 1)	(Note 1)	(Note 1)

CURRENT LIABILITIES:
Short-term borrowings (Note 8)	¥4,823,599	¥6,564,093	$63,007
Long-term borrowings—current portion (Notes 8 and 14)	1,943,735	1,548,246	14,861
Convertible notes (Notes 8 and 14)		11,832,000	113,573
Capital lease obligations—current portion (Note 7)	2,716,386	2,387,754	22,920
Accounts payable (Note 4)	8,406,170	7,187,976	68,996
Accrued expenses	389,495	454,366	4,361
Other current liabilities	551,985	483,925	4,645

Total current liabilities	18,831,370	30,458,360	292,363

LONG-TERM BORROWINGS (Notes 8 and 14)	3,456,265	2,308,019	22,154

CONVERTIBLE NOTES (Notes 8 and 14)	15,000,000

CAPITAL LEASE OBLIGATIONS—Noncurrent (Note 7)	3,635,780	2,880,298	27,647

ACCRUED RETIREMENT AND PENSION COSTS (Note 10)	80,601	72,687	698

OTHER NONCURRENT LIABILITIES	185,201	161,122	1,547

Total liabilities	41,189,217	35,880,486	344,409

MINORITY INTEREST	879,495	642,311	6,165

COMMITMENTS AND CONTINGENCIES (Notes 4 and 13)

SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY) (Notes 11 and 12):
Common stock—authorized, 75,520 shares; issued and outstanding, 22,480 shares at March 31, 2003 and 38,360 shares at March 31, 2004	7,082,336	13,765,372	132,131
Additional paid-in capital	17,068,353	23,637,628	226,892
Accumulated deficit	(35,069,635)	(37,340,321)	(358,421)
Accumulated other comprehensive income	914,610	6,195,449	59,468
Treasury stock—120 shares held by an equity method investee		(44,000)	(422)

Total shareholders’ equity (capital deficiency)	(10,004,336)	6,214,128	59,648

TOTAL	¥32,064,376	¥42,736,925	$410,222

See notes to consolidated financial statements.

(Concluded)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Statements of Operations
Three Years in the Period Ended March 31, 2004

				Thousands of
				U.S. Dollars
	Thousands of Yen			(Note 1)
	2002	2003	2004	2004
	As restated	As restated	As restated	As restated
	(Note 1)	(Note 1)	(Note 1)	(Note 1)
REVENUES (Note 4):
Connectivity and value-added services:
Dedicated access	¥14,303,342	¥13,814,977	¥12,862,132	$123,461
Dial-up access	3,644,091	3,155,137	3,088,498	29,646
Value-added services	3,099,791	3,602,847	4,296,228	41,238
Other	1,667,986	1,725,736	2,117,794	20,328

Total	22,715,210	22,298,697	22,364,652	214,673
Systems integration	14,355,325	15,012,633	11,847,687	113,723
Equipment sales	2,834,078	6,706,231	4,567,123	43,839

Total revenues	39,904,613	44,017,561	38,779,462	372,235

COST AND EXPENSES:
Cost of connectivity and value-added services (Notes 4 and 7)	19,799,402	20,386,887	20,047,438	192,431
Cost of systems integration	12,314,158	13,090,220	9,851,726	94,564
Cost of equipment sales	2,540,089	6,416,525	4,346,243	41,719

Total cost	34,653,649	39,893,632	34,245,407	328,714
Sales and marketing (Note 15)	3,038,412	3,176,165	3,527,490	33,859
General and administrative	1,839,525	2,204,504	2,098,481	20,143
Research and development	319,370	414,149	357,968	3,436

Total cost and expenses	39,850,956	45,688,450	40,229,346	386,152

OPERATING INCOME (LOSS)	53,657	(1,670,889)	(1,449,884)	(13,917)

OTHER INCOME (EXPENSES):
Interest income	121,867	67,446	37,516	360
Interest expense	(659,101)	(732,831)	(702,036)	(6,739)
Foreign exchange gains (losses)	254,882	(279,703)	(6,493)	(62)
Gain (loss) on other investments (Note 2)	(432,952)	(277,169)	1,412,858	13,562
Other—net	(227,838)	(47,183)	240,375	2,307

Other income (expenses)—net	(943,142)	(1,269,433)	982,220	9,428

LOSS FROM OPERATIONS BEFORE INCOME TAX EXPENSE	(889,485)	(2,940,322)	(467,664)	(4,489)

INCOME TAX EXPENSE (Note 9)	17,794	23,152	32,536	312

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	24,467	153,251	235,812	2,263

FORWARD	¥(882,812)	¥(2,810,223)	¥(264,388)	$(2,538)

(Continued)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Statements of Operations
Three Years in the Period Ended March 31, 2004

				Thousands of
				U.S. Dollars
	Thousands of Yen			(Note 1)
	2002	2003	2004	2004
	As restated	As restated	As restated	As restated
	(Note 1)	(Note 1)	(Note 1)	(Note 1)

FORWARD	¥(882,812)	¥(2,810,223)	¥(264,388)	$(2,538)

EQUITY IN NET LOSS OF EQUITY METHOD INVESTEES (Note 4):
Equity method net loss	(5,482,082)	(5,625,299)	(286,317)	(2,748)
Impairment loss on investment, advance and deposits for Crosswave		(7,153,087)	(1,719,981)	(16,510)

Total equity in net loss of equity method investees	(5,482,082)	(12,778,386)	(2,006,298)	(19,258)

NET LOSS	¥(6,364,894)	¥(15,588,609)	¥(2,270,686)	$(21,796)

	Yen			U.S. Dollars
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	22,480	22,480	31,711

BASIC AND DILUTED NET LOSS PER COMMON SHARE	¥(283,136)	¥(693,443)	¥(71,606)	$(687)

See notes to consolidated financial statements.

(Concluded)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Capital Deficiency)
Three Years in the Period Ended March 31, 2004

		Thousands of Yen
	Shares of				Accumulated
	Common Stock				Other
	Outstanding		Additional		Comprehensive
	(Including	Common	Paid-in	Accumulated	Income	Treasury
	Treasury Stock)	Stock	Capital	Deficit	(Note 12)	Stock	Total

BALANCE, APRIL 1, 2001, as previously reported	22,480	¥7,082,336	¥17,068,353	¥(10,762,334)	¥3,539,395		¥16,927,750

Prior period adjustments (Note 1)				(2,353,798)	2,353,798

BALANCE, APRIL 1, 2001, as restated (Note 1)	22,480	7,082,336	17,068,353	(13,116,132)	5,893,193		16,927,750

Net loss, as restated (Note 1)				(6,364,894)			(6,364,894)
Other comprehensive loss, net of tax, as restated (Note 1)					(2,837,575)		(2,837,575)

Total comprehensive loss							(9,202,469)

BALANCE, MARCH 31, 2002, as restated (Note 1)	22,480	7,082,336	17,068,353	(19,481,026)	3,055,618		7,725,281

Net loss, as restated (Note 1)				(15,588,609)			(15,588,609)
Other comprehensive loss, net of tax, as restated (Note 1)					(2,141,008)		(2,141,008)

Total comprehensive loss							(17,729,617)

BALANCE, MARCH 31, 2003, as restated (Note 1)	22,480	7,082,336	17,068,353	(35,069,635)	914,610		(10,004,336)

Net loss, as restated (Note 1)				(2,270,686)			(2,270,686)
Other comprehensive income, net of tax, as restated (Note 1)					5,280,839		5,280,839

Total comprehensive income							3,010,153
Issuance of common stock	15,880	6,683,036	6,569,275				13,252,311
Purchase of common stock by an equity method investee						¥(44,000)	(44,000)

BALANCE, MARCH 31, 2004, as restated (Note 1)	38,360	¥13,765,372	¥23,637,628	¥(37,340,321)	¥6,195,449	¥(44,000)	¥6,214,128

	Thousands of U.S. Dollars (Note 1)
				Accumulated
				Other
		Additional		Comprehensive
	Common	Paid-in	Accumulated	Income	Treasury
	Stock	Capital	Deficit	(Note 12)	Stock	Total

BALANCE, MARCH 31, 2003, as restated (Note 1)	$67,982	$163,835	$(336,625)	$8,778		$(96,030)

Net loss, as restated (Note 1)			(21,796)			(21,796)
Other comprehensive income, net of tax, as restated (Note 1)				50,690		50,690

Total comprehensive income						28,894
Issuance of common stock	64,149	63,057				127,206
Purchase of common stock by an equity method investee					$(422)	(422)

BALANCE, MARCH 31, 2004, as restated (Note 1)	$132,131	$226,892	$(358,421)	$59,468	$(422)	$59,648

See notes to consolidated financial statements.

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Three Years in the Period Ended March 31, 2004

				Thousands of
				U.S. Dollars
	Thousands of Yen			(Note 1)
	2002	2003	2004	2004
	As restated	As restated	As restated	As restated
	(Note 1)	(Note 1)	(Note 1)	(Note 1)

OPERATING ACTIVITIES:
Net loss	¥(6,364,894)	¥(15,588,609)	¥(2,270,686)	$(21,796)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,027,587	3,580,212	4,008,324	38,475
Provision for retirement and pension costs, less payments	(23,799)	(20,240)	(16,960)	(163)
Provision for doubtful accounts	78,482	84,339	449,164	4,311
Loss on disposal of property and equipment	22,851	112,052	109,588	1,052
Loss (gains) on other investments	432,952	277,162	(1,412,858)	(13,562)
Foreign exchange losses (gains)	(219,524)	277,856	5,124	49
Gain on retirement of convertible notes			(88,975)	(854)
Equity method net loss	5,482,082	5,625,299	286,317	2,748
Impairment loss on investment, advance and deposits for Crosswave		7,153,087	1,719,981	16,510
Minority interest in net loss of consolidated subsidiaries	(24,467)	(153,251)	(235,812)	(2,264)
Deferred income tax expense (benefit)		(2,429)	1,976	19
Others	11,913	5,256	70,652	678
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(3,559,335)	(1,351,380)	784,728	7,533
Decrease (increase) in inventories, prepaid expenses and other current and noncurrent assets	(671,177)	3,944	(275,103)	(2,641)
Increase (decrease) in accounts payable	2,808,704	1,245,431	(1,132,209)	(10,868)
Increase (decrease) in income taxes payable	(8,433)	2,711	2,041	20
Increase (decrease) in accrued expenses and other current and noncurrent liabilities	168,271	330,252	(81,926)	(785)

Net cash provided by operating activities—(Forward)	¥1,161,213	¥1,581,692	¥1,923,366	$18,462

(Continued)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Three Years in the Period Ended March 31, 2004

				Thousands of
				U.S. Dollars
	Thousands of Yen			(Note 1)
	2002	2003	2004	2004
	As restated	As restated	As restated	As restated
	(Note 1)	(Note 1)	(Note 1)	(Note 1)

Net cash provided by operating activities—(Forward)	¥1,161,213	¥1,581,692	¥1,923,366	$18,462

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,237,434)	(1,315,390)	(1,657,302)	(15,908)
Proceeds from sale-leaseback		66,940
Investments in and advances to equity method investees	(362,714)
Purchases of other investments	(399,600)	(51,671)	(325,665)	(3,126)
Proceeds from sale of other investments		26,078	2,170,584	20,835
Deposit of restricted cash for, purchase of stock purchase right of and advance to Crosswave		(5,056,250)	(1,719,981)	(16,510)
Payments of guarantee deposits	(430,455)	(1,519,264)	(9,114)	(87)
Refund of guarantee deposits	1,830	31,353	683,132	6,557
Payment for refundable insurance policies	(16,103)	(19,096)	(21,007)	(202)
Refund from insurance policies	6,115	8,392	7,432	71
Other	(18,837)	(49,013)	19,458	187

Net cash used in investing activities	(2,457,198)	(7,877,921)	(852,463)	(8,183)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term borrowings	2,000,000	2,000,000	400,000	3,839
Repayments of long-term borrowings		(1,400,000)	(1,943,735)	(18,657)
Principal payments under capital leases	(2,037,133)	(2,475,433)	(2,733,012)	(26,234)
Net increase (decrease) in short-term borrowings	(1,799,768)	1,003,367	1,740,495	16,707
Repurchase of convertible notes			(3,047,460)	(29,252)
Proceeds from issuance of common stock, net of issuance cost			13,252,311	127,206
Proceeds from issuance of subsidiary stock to minority shareholders	375,000

Net cash provided by (used in) financing activities	(1,461,901)	(872,066)	7,668,599	73,609

EFFECT OF EXCHANGE RATE CHANGES ON CASH	233,098	(289,272)	(43,615)	(418)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,524,788)	(7,457,567)	8,695,887	83,470

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	13,570,707	11,045,919	3,588,352	34,444

CASH AND CASH EQUIVALENTS, END OF YEAR	¥11,045,919	¥3,588,352	¥12,284,239	$117,914

(Continued)

Internet Initiative Japan Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Three Years in the Period Ended March 31, 2004

				Thousands of
				U.S. Dollars
	Thousands of Yen			(Note 1)
	2002	2003	2004	2004
	As restated	As restated	As restated	As restated
	(Note 1)	(Note 1)	(Note 1)	(Note 1)

ADDITIONAL CASH FLOW INFORMATION:
Interest paid	¥563,557	¥633,649	¥625,248	$6,002
Income taxes paid	26,227	22,650	48,413	465

NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of assets by entering into capital leases	2,535,943	3,578,084	1,865,309	17,905
Exchange of common stock investment due to merger:
Market value of common shares acquired		55,448
Cost of investment		132,372

See notes to consolidated financial statements.

(Concluded)

Internet Initiative Japan Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Internet Initiative Japan Inc. (“IIJ”), a Japanese corporation, was founded in December 1992 to develop and operate Internet access services and other Internet-related services in Japan and is 31.6 percent owned by Nippon Telegraph and Telephone Corporation (“NTT”) and its subsidiary as of March 31, 2004. IIJ and subsidiaries (collectively, the “Company”) provide Internet access services throughout Japan and into the United States of America and into the rest of Asia through a direct connection to the A-Bone, an Internet backbone connecting the countries in the Asia Pacific region. The Company also provides Internet systems design and integration representing principally sales of Internet network systems and equipment and miscellaneous Internet access-related services.

The Company manages its business and measures results based on a single Internet-related services industry segment. Substantially all revenues are from customers operating in Japan.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and net losses in each of the past six fiscal years, with the exception of operating income turning slightly positive for the year ended March 31, 2002. In August 2003, Crosswave Communications Inc. (“Crosswave”), the Company’s former equity method investee, filed a voluntary petition for the commencement of corporate reorganization proceeding in Japan. The Company recognized the total equity in net loss of Crosswave of ¥12,667,470 thousand and ¥1,719,981 thousand for the year ended March 31, 2003 and 2004, respectively. The Company had taken action to address Crosswave’s corporate reorganization and its financial performance such as private placements to shareholders and third parties totaling ¥13,366,073 thousand in June and September 2003. At March 31, 2004, the Company has indebtedness of ¥27,520,410 thousand including convertible notes of ¥11,832,000 thousand due March 2005 and negative working capital of ¥7,858,405 thousand. Although the Company is considering various alternatives to increase revenues and improve profitability, there can be no assurance that these actions and efforts will be successful. However, the management believes that as of March 31, 2004, the Company’s cash and cash equivalents of ¥12,284,239 thousand and available-for-sale securities of ¥6,572,985 thousand, including common stock investment in a single Japanese company of ¥5,447,680 thousand, cash provided by operating activities and continuing bank financing should provide the Company with sufficient resources to redeem the convertible notes and meet its other near term cash requirements.

Certain Significant Risks and Uncertainties—The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies and industry standard; competitive pressures in the form of new products or price reductions on current products; change in product mix and overall demand for products offered by the Company; changes in certain strategic relationship or customer relationship; litigation or claims against the Company based on intellectual property, product, regulatory or other factors; risk associated with change in domestic and international economic and/or political conditions or regulations; and fluctuation in stock price of available-for-sale securities which the Company owns.

The Company relies on telecommunications carriers for a significant portion of network backbone, and regional NTT subsidiaries, electric power companies and their affiliates for local connections to customers, and third-party suppliers for the use of hardware components such as routers and servers. In December 2003, in connection with an agreement with NTT Communications Corporation (“NTT Communications”), a subsidiary of NTT, all domestic operations of Crosswave were transferred to NTT Communications. As a result, almost all the contracts previously entered between the Company and Crosswave, including domestic backbone and Internet data center network services have been transferred to NTT Communications. The Company’s contracts for international backbone services have been cancelled and replaced by contracts with NTT Communications and other Japanese carriers, effective October 1, 2003. Currently, NTT Communications is a largest provider of network infrastructure. The Company believes that its use of multiple carriers, suppliers and alternative facilities significantly mitigate concentrations of credit risk. However, any disruption of telecommunication services or the inability of suppliers to deliver hardware components on a timely basis or to develop alternative sources of components could have an adverse effect on operating results.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments, accounts receivable and guarantee deposits. The Company’s management believes that the risks associated with accounts receivable is mitigated by the large number of customers comprising its customer base.

Summary of Significant Accounting Policies

Basis of Presentation—IIJ maintains its record in accordance with generally accepted accounting principles in Japan. Certain adjustment and reclassifications have been incorporated in the accompanying consolidated financial statements to conform to generally accepted accounting principles in the United States of America (“U.S. GAAP”). These adjustments were not recorded in the statutory accounts.

Certain reclassifications have been made to the prior periods to conform to the current year presentation.

Subsequent to the issuance of the consolidated financial statements for the year ended March 31, 2004, IIJ’s management determined that changes in the deferred income tax asset valuation allowance that relate to the tax effect of unrealized gains and losses on available-for-sale securities should have been recorded as a separate component of other comprehensive income. Such changes in the deferred tax asset valuation allowance had previously been recorded in continuing operations. As a result, accumulated deficit and accumulated other comprehensive income as of March 31, 2003 and 2004 and income tax expense (benefit) and net loss for the years ended March 31, 2002, 2003 and 2004 have been restated from the amounts previously reported to record such income tax expense (benefit) as a separate component of other comprehensive income for the years ended March 31, 2002, 2003 and 2004. The application of this accounting treatment to the consolidated financial statements for the years ended March 31, 2002, 2003 and 2004 had no impact on revenues, gross profit, loss from operations before income tax expense, or total shareholders’ equity.

The following table summarizes the effects of the restatement by the financial statement line item affected.

							Thousands of U.S. Dollars
	Thousands of Yen						(Note 1)
	2002		2003		2004		2004
	As Previously	As	As Previously	As	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated
As of March 31;
Accumulated deficit	¥(18,208,469)	¥(19,481,026)	¥(34,685,291)	¥(35,069,635)	¥(34,790,430)	¥(37,340,321)	$(333,946)	$(358,421)
Accumulated other comprehensive income	1,783,061	3,055,618	530,266	914,610	3,645,558	6,195,449	34,993	59,468
For the year ended March 31;
Income tax expense (benefit)	¥1,099,035	¥17,794	¥911,365	¥23,152	¥(2,133,011)	¥32,536	$(20,474)	$312
Net loss	(7,446,135)	(6,364,894)	(16,476,822)	(15,588,609)	(105,139)	(2,270,686)	(1,009)	(21,796)
Other comprehensive income(loss), net of tax	(1,756,334)	(2,837,575)	(1,252,795)	(2,141,008)	3,115,292	5,280,839	29,903	50,690

	Yen						U.S. Dollars
Basic and diluted net loss per common share	(331,234)	(283,136)	(732,955)	(693,443)	(3,316)	(71,606)	(32)	(687)

In addition to above, accumulated deficit and accumulated other comprehensive income as of April 1, 2001 increased by ¥2,353,798 thousand and ¥2,353,798 thousand, respectively.

Translation into U.S. Dollars—IIJ maintains its accounts in Japanese yen, the currency of the country in which it is incorporated and principally operates. The U.S. dollar amounts included herein represent a translation using the noon buying rate in New York City for cable transfers in yen as certified for customs purposes by the Federal Reserve Bank of New York at March 31, 2004 of ¥104.18 = $1 solely for the convenience of the reader. The translation should not be construed as a representation that the yen amounts have been, could have been, or could in the future be converted into U.S. dollars.

Consolidation—The consolidated financial statements include the accounts of IIJ and all of its subsidiaries, Net Care, Inc. (“Net Care”), IIJ Technology Inc. (“IIJ Technology”), IIJ Media Communications Inc. (“MC”) and IIJ America, Inc. (“IIJ America”) which have fiscal years ending March 31, except for IIJ America. IIJ America’s fiscal year end is December 31 and such date was used for purposes of preparing the consolidated financial statements as it is not practicable for the subsidiary to report its financial results as of March 31. There were no significant events that occurred during the intervening period that would require adjustment to or disclosure in the accompanying consolidated financial statements. Significant intercompany transactions and balances have been eliminated in consolidation. Investments in companies over which IIJ has significant influence but not control are accounted for by the equity method. For other than a temporary decline in the value of investments in equity method investees below the carrying amount, the investment is reduced to fair value and an impairment loss is recognized.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of impairment loss on investment in and advances to equity method investees, valuation allowances for deferred tax assets, allowance for doubtful accounts, and estimated lives of fixed assets. Actual results could differ from those estimates.

Revenue Recognition—Revenues from customer connectivity services consist principally of dedicated Internet access services and dial-up Internet access services. Dedicated Internet access services represent full-line IP services and standard-level IP services (T1 Standard and IIJ FiberAccess/F Service). Dial-up Internet access services are provided to both enterprises and individuals (IIJ4U). The term of these contracts is one year for dedicated Internet access services and generally one month for dial-up Internet access services. All these services are billed and recognized monthly on a straight-line basis.

Value-added service revenues consist principally of sales of various Internet access-related services such as firewalls services. Value-added services also include monthly fees from data center services such as housing, monitoring and security services. Other revenues under connectivity and value-added services consist principally of call-center customer support. The terms of these services are generally for one year and revenues are recognized on a straight-line basis during the service period.

Initial set up fees received in connection with connectivity services and value-added services are deferred and recognized over the contract period.

Systems integration revenues consist principally of the development of Internet network systems or design and related maintenance, monitoring and other operating services. The period for the development of the systems or designs is less than one year and revenues are recognized when network systems and equipment are delivered and accepted by the customer under the completed contract method. The development of the Internet network systems or design include multiple element arrangements such as planning, systems design, and construction services, and equipment and software purchased from third parties. When the equipment or system is delivered prior to other elements of the arrangement, revenue is deferred until other service elements are completed and accepted by the customer. Maintenance, monitoring and operating service revenues are recognized ratably over the separate contract period, which is generally for one year.

Equipment sales represent revenues earned in which the Company acts as principal in the transaction, takes title to the equipment and has risks and rewards of ownership while in inventory and are reported gross as the indicators outlined in the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” are met.

Cash and Cash Equivalents—Cash and cash equivalents includes time deposit and readily marketable securities with original maturities of three months or less.

Allowance for Doubtful Accounts—An allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon the Company’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.

Other Investments—In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” all marketable equity securities are classified as available-for-sale securities, which are accounted for at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). The cost of securities sold is determined based on average cost.

The Company reviews the fair value of available-for-sale investments on a regular basis to determine if the fair value of any individual investment has declined below its cost and if such decline is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other than temporary declines in value are determined taking into consideration the extent of decline in fair value, the length of time that the decline in fair value below cost has existed and events that might accelerate the recognition of impairment. The resulting realized loss is included in the consolidated statements of operations in the period in which the decline was deemed to be other than temporary.

Non-marketable equity and debt securities are carried at cost, however, if the value of a security has declined and is judged to be other than temporary, the security is written down to the estimated fair value.

Inventories—Inventories consist mainly of network equipment purchased for resale and work-in-process for development of Internet network systems. Network equipment purchased for resale is stated at the lower of cost, which is determined by the average-cost method, or market. Work-in-process for development of network systems is stated at the lower of actual production costs, including overhead cost, or market. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are written down to their estimated net realizable value.

Property and Equipment—Property and equipment are recorded at cost. Depreciation and amortization of property and equipment, including purchased software and capitalized leases, are computed principally using the straight-line method based on either the estimated useful lives of assets or the lease period, whichever is shorter.

The useful lives for depreciation and amortization by major asset classes are as follows:

Range of
Useful Lives
Data communications, office and other equipment	2 to 15 years
Leasehold improvements	3 to 15 years
Purchased software	5 years
Capitalized leases	4 to 7 years

Impairment of Long-Lived Assets—Long-lived assets consist principally of property and equipment, including those items leased under capital leases. On April 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material effect on the Company’s consolidated financial position and results of operations. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There was no impairment losses for long-lived assets for the three years in the period ended March 31, 2004.

Goodwill and Intangible Assets—On April 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the statement, goodwill (including equity-method goodwill) and intangible assets that are deemed to have indefinite useful lives are not amortized, but are subject to impairment testing. Impairment testing is required to be performed at adoption and annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company selected March 31 as its annual impairment testing date. Upon the adoption of the statement, the Company ceased the amortization of goodwill recorded in past business combinations and acquisitions. Additionally, the Company ceased the amortization of intangible assets that are deemed to have indefinite lives. As required by SFAS No. 142, the Company also reassessed the useful lives and the classification of its identifiable intangible assets and determined them to be appropriate.

Income Taxes—The provision for income taxes is based on earnings before income taxes and includes the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes and operating loss carryforwards. Valuation allowances are provided against assets that are not likely to be realized.

Foreign Currency Transactions—Foreign currency assets and liabilities, which consist substantially of cash and accounts payable for connectivity leases to international carriers denominated in U.S. dollars, are stated at the amount as computed by using year-end exchange rates and the resulting transaction gain or loss is recognized in earnings.

Derivative Financial Instruments—On April 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and No. 149 (collectively, “SFAS No. 133”) which requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In accordance with SFAS No. 133, the Company designated interest swap contracts as a hedge of the variability of cash flows to be paid related to interest on floating rate borrowings (cash flow hedge) and an effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the underlying transaction affects earnings. An ineffective portion of the gain or loss is reported in earning immediately. The cumulative effect adjustment upon the adoption of SFAS No. 133 resulted in a decrease to other comprehensive income of ¥25,594 thousand. The Company enters into contracts to hedge interest rate risks and does not enter into contracts or utilize derivatives for trading purposes. For transactions occurring after June 30, 2003, the Company adopted SFAS No. 149. The adoption of SFAS No. 149 had no effect on the Company’s consolidated financial position or result of operation.

Stock-Based Compensation—The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, the companies recognize compensation expense in an amount equal to the excess of the quoted market price over the exercise price of the option at the grant date. For options with a vesting period, the compensation expense is charged to operations ratably over the vesting period. The Company has not recognized any stock-based compensation expense for the years ended March 31, 2002, 2003 and 2004.

In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the following pro forma net loss and loss per share information for the years ended March 31, 2002, 2003 and 2004, including the effects of fair values associated with the warrants of IIJ Technology is presented as if the Company accounted for its stock options using the fair value method. Under the fair value method, the estimated fair value of the stock options is charged against income on a straight-line basis over the options’ vesting period:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004
Net loss:
As reported	¥(6,364,894)	¥(15,588,609)	¥(2,270,686)	$(21,796)
Addition: Total stock-based employee compensation determined under fair value based method for all awards, net of tax	(1,757,087)	(267,387)	(32,020)	(308)

Pro forma	¥(8,121,981)	¥(15,855,996)	¥(2,302,706)	$(22,104)

	Yen			U.S. Dollars
	2002	2003	2004	2004
Basic and diluted net loss per common shares:
As reported	¥283,136	¥693,443	¥71,606	$687
Pro forma	361,298	705,338	72,615	697

Advertising—Advertising costs are expensed as incurred.

Basic and Diluted Net Loss per Share—Basic and diluted net loss per share are computed using the weighted-average number of shares of common stock outstanding during the year. All potential common shares, shares issuable upon exercise of stock options or conversion of convertible notes, have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive. Diluted net loss per share does not include the effects of the following potential common shares:

	Year Ended March 31
	2002	2003	2004
Shares issuable under stock options	685	675	615
Shares issuable related to convertible notes on an “as-if-converted” basis	625	625	595

Other Comprehensive Income (Loss)—Other comprehensive income (loss) consists of translation adjustments resulting from the translation of financial statements of a foreign subsidiary, unrealized gains or losses on available-for-sale securities and gains or losses on cash flow hedging derivative instruments.

New Accounting Standards—In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 will not have a material effect on the Company’s consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements,” and subsequently revised in December 2003 with the issuance of FIN 46 (revised 2003). The interpretation requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the equity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company is required to apply this interpretation for periods ending after April 1, 2004. The adoption of the revised FIN 46 will not have an effect on the Company’s consolidated financial position or results of operation.

2.	OTHER INVESTMENTS

Pursuant to SFAS No. 115, all of the Company’s marketable equity securities, principally marketable shares of common stock were classified as available-for-sale securities. Information regarding the securities classified as available-for-sale at March 31, 2003 and 2004 is as follows:

	Thousands of Yen
		Unrealized	Unrealized	Fair
March 31, 2003	Cost	Gains	Losses	Value

Available-for-sale—Equity securities	¥265,730	¥954,679	¥40,493	¥1,179,916

March 31, 2004

Available-for-sale—Equity securities	¥351,120	¥6,225,560	¥3,695	¥6,572,985

	Thousands of U.S. Dollars
		Unrealized	Unrealized	Fair
March 31, 2004	Cost	Gains	Losses	Value

Available-for-sale—Equity securities	$3,370	$59,758	$35	$63,093

In November 2003, the EITF partly reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus requires additional disclosures about unrealized losses on marketable debt and equity securities accounted for under SFAS No. 115 and No. 124, “Accounting for Certain Investments held by Not-for-Profit Organization” that are classified as either available-for-sale or held-to-maturity.

The following table provides the fair value and gross unrealized losses of the Company’s investments, which have been deemed to be temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of March 31, 2004:

Thousands of Yen
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Marketable equity securities	Nil	Nil	¥10,300	¥3,695	¥10,300	¥3,695

Thousands of U.S. Dollars
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Marketable equity securities	Nil	Nil	$99	$35	$99	$35

The Company regularly reviews all of the Company’s holdings to determine if any investment are other-than-temporarily impaired. The analysis includes reviewing industry analyst reports, sector credit ratings and volatility of the security’s market price.

The Company’s unrealized losses on investments in marketable equity securities relates to common stock of a Japanese bank. The unrealized losses were primarily caused by the overall decline in the stock markets in Japan. The fair value of the investment is approximately 26.4% less than cost. Based on the Company’s ability and intent to hold the investment for a reasonable period of time sufficient for a recovery of fair value, and the considerable overall market recovery during the current year, the Company does not consider the investment to be other-than temporarily impaired at March 31, 2004.

Other investments include nonmarketable equity and debt securities amounting to ¥1,860,273 thousand and ¥1,358,908 thousand ($13,043 thousand) at March 31, 2003 and 2004, respectively.

Losses on write-down of investments in certain marketable and nonmarketable equity securities, included in other income (expense), were recognized to reflect the decline in value considered to be other than temporary, totaling ¥301,580 thousand and ¥131,372 thousand, respectively, for the year ended March 31, 2002, totaling ¥15,515 thousand and ¥175,442 thousand, respectively, for the year ended March 31, 2003. Such losses on write-down of investments in certain nonmarketable equity and debt securities, included in other income (expense) were ¥229,944 thousand ($2,207 thousand) for the year ended March 31, 2004.

Loss on exchange of securities of ¥76,924 thousand ($652 thousand), included in other income (expense), for the year ended March 31, 2003, represented a non-monetary loss upon the exchange of marketable common shares in a merger transaction.

Proceeds from the sale of available-for-sale securities were ¥122,650 thousand ($1,177 thousand) for the year ended March 31, 2004. Gross realized gain of ¥55,965 thousand ($537 thousand) and gross realized loss of ¥8,925 thousand ($86 thousand) were included in other income (expense) for the year ended March 31, 2004.

In November 2003, IIJ sold all of its shares of DLJdirectSFG Securities Inc., which had been held as other investments. Proceeds and gross realized gain from this sales were ¥1,946,875 thousand and ¥1,571,875 thousand, respectively.

3.	ALLOWANCE FOR DOUBTFUL ACCOUNTS

An analysis of allowance for doubtful accounts for the years ended March 31, 2002, 2003 and 2004 is as follows:

	Thousands of Yen
	Balance at		Provision for
	Beginning of	Credits	Doubtful	Balance at
	Year	Charged Off	Accounts	End of Year

Year ended March 31, 2002	¥139,221	¥(69,289)	¥78,482	¥147,874

Year ended March 31, 2003	¥147,874	¥(106,859)	¥84,339	¥125,354

Year ended March 31, 2004	¥125,354	¥(81,913)	¥449,164	¥492,605

Thousands of U.S. Dollars
	Balance at		Provision for
	Beginning of	Credits	Doubtful	Balance at
	Year	Charged Off	Accounts	End of Year

Year ended March 31, 2004	$1,203	$(786)	$4,311	$4,728

The provision for doubtful accounts for the year ended March 31, 2004 included accounts receivable from Crosswave of ¥395,780 thousand ($3,799 thousand) and certain other customers.

4.	INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES

IIJ utilizes various business units in Japan and neighboring countries to form and operate its Internet business. Businesses operated by its equity method investees include dedicated high-speed data communication services, data center services (Crosswave) through December 15, 2003, connectivity services in Asian countries (Asia Internet Holding Co., Ltd., “AIH”), multifeed technology services and location facilities for connecting high-speed Internet backbones (Internet Multifeed Co., “Multifeed”), Web page design services (atom Co., Ltd.), data center services in Asian countries (AyalaPort Makati Inc., “AyalaPort,” and i-Heart Inc., “i-Heart”).

The Company had no guarantees or commitments to the equity method investees as of March 31, 2004.

The aggregate amounts of balances and transactions of the Company with these equity method investees other than Crosswave as of March 31, 2003 and 2004 and for each of the three years in the period ended March 31, 2004 were summarized as follows:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004

Accounts receivable		¥219,019	¥95,555	$917
Accounts payable		62,065	14,152	136
Revenues	¥1,870,227	1,460,123	1,329,482	12,761
Costs and expenses	1,036,359	1,402,293	1,245,607	11,956

During each of the three years in the period ended March 31, 2004, the Company did not receive any dividends from its equity method investees.

The Company’s investments in and advances to these equity method investees and respective ownership percentage at March 31, 2003 and 2004 consisted of the following:

					Thousands of
		Thousands of Yen			U.S. Dollars
		2003		2004	2004

AIH	26.69%	¥588,452	26.69%	¥362,134	$3,476
Multifeed	28.30	180,647	28.30	197,927	1,900
atom	40.00	158,712	40.00	148,409	1,424
Other		188,209		69,682	669

Total		¥1,116,020		¥778,152	$7,469

The advances to the equity method investees, included in the above, as of March 31, 2003 and 2004 were as follows:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004

AIH Taiwan	¥75,689
i-Heart	51,246	¥51,246	$492
AyalaPort	38,392

Total	¥165,327	¥51,246	$492

Crosswave, was formed in October 1998 with ownership interests held by IIJ (40 percent), Toyota Motor Corporation (“Toyota”) (30 percent) and Sony Corporation (“Sony”) (30 percent). On August 9, 2000, Crosswave completed an initial public offering of 17,392,000 American Depository Shares (“ADSs”), representing 86,960 shares of common stock at an initial offering price of $14.00 per ADSs in the NASDAQ National Market in the United States of America. Concurrently, IIJ purchased 15,000 newly issued Crosswave common shares amounting to ¥4,565,400 thousand in the aggregate. On December 27, 2000, IIJ also purchased 3,000,000 ADSs, representing 15,000 shares of Crosswave from the market in the aggregate amount of ¥2,737,200 thousand. As a result of these transactions, the ownership of IIJ, Sony and Toyota at March 31, 2003 was 37.85 percent, 23.9 percent and 23.9 percent, respectively.

On May 21, 2002, in connection with the Crosswave Financing Facilities Agreement (the “Agreement”), the Company entered into a Cash Deficiency Support Agreement (“CDS Agreement”) with Crosswave and four Japanese commercial banks. The Agreement consists of six-year-term loans up to ¥15,000,000 thousand (“Tranche A”) and a short-term line of credit up to ¥5,000,000 thousand (“Tranche B”). Tranche A could be drawn down by Crosswave as necessary over the first two-year period, if Crosswave met certain predetermined operating targets. In December 2002, Crosswave could not meet the predetermined targets and, consequently, Crosswave’s ability to access funds from Tranche A facility was suspended by the banks. In accordance with the provisions of the CDS Agreement, the Company deposited ¥5,000,000 thousand into a restricted account with a participating bank in May 2002. Under the terms of the CDS Agreement, the deposited cash was restricted over the period in which the Crosswave loans were outstanding and could only be used for debt service in the event Crosswave was otherwise unable to meet scheduled payments under the Agreement. Any such restricted cash used for debt service would result in a corresponding unsecured funding to Crosswave by the Company that would be subordinate to the Crosswave loans outstanding under the Agreement.

In May and June 2003, the Company made unsecured loans of ¥1,719,981 thousand ($16,510 thousand) in total to Crosswave with interest at the short-term prime rate plus 0.3 percent (1.675 percent) p.a. in order for Crosswave to meet its scheduled debt service obligation. Original maturity of the loans was July 31, 2003, which was extended to September 30, 2003.

On August 20, 2003, Crosswave filed a voluntary petition for the commencement of corporate reorganization proceedings in Japan. On August 28, 2003, Crosswave received an order from the Tokyo District Court for the commencement of corporate reorganization proceedings. Crosswave’s ADSs were removed from the NASDAQ National Market by NASDAQ effective August 29, 2003. As a result of the commencement of corporate reorganization proceedings, the Company became unable to exercise shareholder voting rights during the pendency of corporate reorganization and expects its equity interest to be eliminated by operation of law upon approval of a reorganization plan or liquidation of Crosswave. As such, the Company no longer has had the ability to exercise significant influence over operating and financial policies of Crosswave thereafter.

As a result of the voluntary petition for the commencement of corporate reorganization proceedings by Crosswave, the ¥5,000,000 thousand deposited cash was used by the banks for debt service and Crosswave is deemed to have received a loan from the Company for the same amount. Any recovery from Crosswave on this loan, however, is required to be paid to the banks until such point as they have been paid in full. The Company is not liable under the terms of the CDS Agreement for any amounts in addition to this amount of ¥5 billion ($47,994 thousand).

The Company recorded an equity method loss of Crosswave of ¥5,514,383 thousand for the year ended March 31, 2003, based on unaudited net loss information publicly disclosed by Crosswave prior to the commencement of corporate reorganization proceedings by Crosswave and not reflecting any adjustments which may have been required in respect thereof. In addition, the Company assessed the impairment of its investment in and deposits for Crosswave considering an evaluation of the recoverability of the equity investee’s underlying net assets through sale or future operations upon emergence from bankruptcy and recognized an impairment loss on investment in and deposits for Crosswave of ¥7,153,087 thousand as of March 31, 2003. This impairment loss consisted of the carrying amount of the investment of ¥2,098,762 thousand, the realized gain of related foreign currency translation adjustments of ¥1,925 thousand, stock purchase rights of ¥56,250 thousand and deposits of ¥5,000,000 thousand under the CDS Agreement.

The loans of ¥1,719,981 thousand ($16,510 thousand) made by the Company in May and June 2003 to Crosswave and accounts receivable from Crosswave of ¥395,780 thousand ($3,799 thousand) as of August 19, 2003 were written off in the year ended March 31, 2004.

On December 15, 2003, all operations of Crosswave, excluding operations for international services, were transferred to NTT Communications. Almost all the contracts previously between Crosswave and the Company, including network operating leases represented approximately 70.9 percent and 46.7 percent of total domestic backbone costs for the years ended March 31, 2003 and 2004, respectively, have been transferred to NTT Communications (no penalties or additional costs have been or will be charged to the Company upon the transfer or in the remaining contract periods). The contracts for international backbone service with Crosswave which represent approximately 29.8 percent and 23.2 percent of total international backbone costs for the years ended March 31, 2003 and 2004, respectively, were canceled on September 30, 2003 without penalties, and corresponding international network contracts were entered into with NTT and KDDI, effective October 1, 2003.

The amounts of balances and transactions of the Company with Crosswave as of March 31, 2003 and 2004 and for each of the three years in the period ended March 31, 2004 are summarized as follows:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004
Accounts receivable		¥493,694	¥19,095	$183
Accounts payable		670,920
Guarantees		3,200
Revenues	¥2,641,976	2,641,438	1,196,080	11,481
Costs and expenses	4,526,458	6,199,229	4,816,146	46,229

Revenues from Crosswave consist principally of dedicated Internet access services, monitoring services and sales of network systems. Revenues, and costs and expense for the year ended March 31, 2004 , shown in the table above, include those recognized after Crosswave’s filling voluntary petition of corporate reorganization , which amounted to ¥425,597 thousand and ¥1,820,518 thousand, respectively.

IIJ’s sale of network systems to Crosswave amounted to ¥1,078,863 thousand, ¥1,160,638 thousand and ¥27,641 thousand ($265 thousand) for the years ended March 31, 2002, 2003 and 2004, respectively. Related cost of purchased equipment sold amounted to ¥949,537 thousand, ¥1,106,373 thousand and ¥26,665 thousand ($256 thousand), respectively.

Cost and expenses incurred from transactions with Crosswave mainly consist of the cost of dedicated high-speed data communication services.

The major financial accounts of Crosswave as of March 31, 2003 and for the years ended March 31, 2002 and 2003 were as follows:

Thousands of Yen
2003
(Unaudited)

Current assets	¥5,523,399
Noncurrent assets	66,765,619

Total assets	¥72,289,018

Current liabilities	¥22,447,349
Noncurrent liabilities	47,559,884

Total liabilities	¥70,007,233

	Thousands of Yen
	2002	2003
		(Unaudited)

Revenues	¥9,487,603	¥18,449,852
Costs and expenses	22,352,415	31,083,502

Operating loss	(12,864,812)	(12,633,650)
Other income (expense)—net	(536,337)	(2,030,892)

Loss before minority interests	(13,401,149)	(14,664,542)
Minority interests in consolidated subsidiaries	4,623	13,666

Net loss	¥(13,396,526)	¥(14,650,876)

5.	PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2003 and 2004 consisted of the following:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004
Data communications equipment	¥846,631	¥945,006	$9,070
Office and other equipment	480,941	659,307	6,329
Leasehold improvements	409,398	838,592	8,049
Purchased software	4,552,181	4,890,797	46,946
Capitalized leases, primarily data communications equipment	10,810,872	10,420,774	100,027
Construction in progress	15,000

Total	17,115,023	17,754,476	170,421
Less accumulated depreciation and amortization	(7,963,451)	(9,152,571)	(87,853)

Property and equipment—net	¥9,151,572	¥8,601,905	$82,568

6.	GOODWILL AND INTANGIBLE ASSETS

The following table provides pro forma results for the year ended March 31, 2002, as if non-amortization provisions of SFAS No. 142 had been applied in 2002, compared with the years ended March 31, 2003 and 2004:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004
Reported net loss	¥(6,364,894)	¥(15,588,609)	¥(2,270,686)	$(21,796)
Add back:
Goodwill amortization	21,324
Equity method goodwill amortization	356,734
Telephone rights amortization	21,470

Adjusted net loss	¥(5,965,366)	¥(15,588,609)	¥(2,270,686)	$(21,796)

Basic and diluted net loss per share for each of the three years in the period ended March 31, 2004 are as follows:

	Yen			U.S. Dollars
	2002	2003	2004	2004
Reported net loss per share	¥(283,136)	¥(693,443)	¥(71,606)	$(687)
Add back:
Goodwill amortization	949
Equity method goodwill amortization	15,869
Telephone rights amortization	955

Adjusted net loss per share	¥(265,363)	¥(693,443)	¥(71,606)	$(687)

The components of intangible assets as of March 31, 2003 and 2004 are as follows:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004
Non-amortized intangible assets:
Telephone rights	¥162,323	¥113,813	$1,093
Goodwill	27,528	27,528	264

Total intangible assets	¥189,851	¥141,341	$1,357

The company recorded a disposal loss of ¥48,201 thousand on telephone rights, which were not used by the Company upon cancellation of the contracts for the usage of telephone circuits for dial-up access services and the disposal loss was included in general and administrative expenses for the year ended March 31, 2004.

No goodwill was acquired or impaired during the year ended March 31, 2004.

7.	LEASES

The Company enters into, in the normal course of business, various leases for domestic and international backbone services, office premises, network operation centers and data communications and other equipment. Certain leases that meet one or more of the criteria set forth in the provision of SFAS No. 13, “Accounting for leases” have been classified as capital leases and the others have been classified as operating leases.

Operating Leases—The Company has operating lease agreements with telecommunications carriers and others for the use of connectivity lines, including local access lines that customers use to connect to IIJ’s network. The leases for domestic backbone connectivity are generally either non-cancelable for a minimum one-year lease period or cancelable during a lease period of three years, with a significant penalty for cancellation (35 percent). The leases for international backbone connectivity as of March 31, 2004 are entered into with carriers for lease periods ranging from one to two years and are substantially non-cancelable. The Company also leases its office premises, for which refundable lease deposits are capitalized as guarantee deposits, and certain office equipment under non-cancelable operating leases which expire on various dates through the year 2007 and also leases its network operation centers under non-cancelable operating leases.

Refundable guarantee deposits as of March 31, 2003 and 2004 consist of as follows:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004
Head office	¥1,705,036	¥1,705,036	$16,366
Sales and subsidiaries offices	458,299	324,003	3,110
Others	42,317	46,084	443

Total refundable guarantee deposits	¥2,205,652	¥2,075,123	$19,919

Lease expenses related to backbone lines for the years ended March 31, 2002, 2003 and 2004 amounted to ¥5,656,116 thousand, ¥5,235,517 thousand and ¥4,719,638 thousand ($45,303 thousand), respectively. Lease expenses for local access lines for the years ended March 31, 2002, 2003 and 2004, which are only attributable to dedicated access revenues, amounted to ¥3,872,101 thousand, ¥3,861,955 thousand and ¥3,500,468 thousand ($33,600 thousand), respectively. Other lease expenses for the years ended March 31, 2002, 2003 and 2004 amounted to ¥2,764,026 thousand, ¥3,551,006 thousand and ¥3,786,739 thousand ($36,348 thousand), respectively.

The Company has subleased a part of its office premises. Lease expenses mentioned above have been reduced by sublease revenues totaling ¥88,895 thousand ($853 thousand) for the year ended March 31, 2004.

Capital Leases—The Company conducts its connectivity and other services by using data communications and other equipment leased under capital lease arrangements. The fair values of the assets upon execution of the capital lease agreements and accumulated depreciation amounted to ¥10,810,872 thousand and ¥5,000,233 thousand at March 31, 2003 and ¥10,420,774 thousand ($100,027 thousand) and ¥5,422,186 thousand ($52,046 thousand) at March 31, 2004, respectively.

As of March 31, 2004, future lease payments under non-cancelable operating leases, including the aforementioned non-cancelable connectivity lease agreements (but excluding dedicated access lines which the Company charges outright to customers), and capital leases were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	Connectivity			Connectivity
	Lines	Other		Lines	Other
	Operating	Operating	Capital	Operating	Operating	Capital
	Leases	Leases	Leases	Leases	Leases	Leases
Year ending March 31:
2005	¥190,176	¥1,722,343	¥2,524,685	$1,825	$16,532	$24,234
2006	45,088	1,582,036	1,704,832	433	15,186	16,364
2007		76,119	923,468		730	8,864
2008		18,196	254,148		175	2,440
2009		18,196	82,136		175	788
2010 and thereafter		103,110	18,745		990	180

Total minimum lease payments	¥235,264	¥3,520,000	5,508,014	$2,258	$33,788	52,870

Less amounts representing interest			239,962			2,303

Present value of net minimum capital lease payments			5,268,052			50,567

Less current portion			2,387,754			22,920

Noncurrent portion			¥2,880,298			$27,647

Minimum payments have not been reduced by minimum sublease revenues, due in the future under noncancelable subleases, of ¥412,430 thousand ($3,959 thousand) and ¥393,583 thousand ($3,778 thousand) for the years ended March 31, 2005 and 2006, respectively.

8.	BORROWINGS AND CONVERTIBLE NOTES

Short-term borrowings at March 31, 2003 and 2004 consist of bank overdrafts. Short-term borrowings bear fixed-rate interest and their weighted average rates at March 31, 2003 and 2004 were 1.375 percent and 1.464 percent, respectively.

Long-term borrowings as of March 31, 2003 and 2004 consisted of the following:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004
Unsecured long-term loans payable to banks, maturing at various dates through 2007 (see Note 14). Weighted average interest rates were 1.767 percent and 1.686 percent at March 31, 2003 and 2004, respectively.	¥1,400,000	¥1,000,000	$9,599
Unsecured long-term loans payable to banks, maturing at various dates through 2007 (see Note 14). Interest is payable at a variable rate based on TIBOR which was 0.08 percent and 0.09 percent as of March 31, 2003 and 2004, respectively. Weighted average interest rates were 0.916 percent and 0.987 percent at March 31, 2003 and 2004, respectively.	3,000,000	2,400,000	23,037
Long-term installments loan payable at various dates through 2007. Weighted average interest rates were 2.55 percent and 2.55 percent at March 31,2003 and 2004, respectively.	1,000,000	456,265	4,379

Total	5,400,000	3,856,265	37,015
Less current portion	(1,943,735)	(1,548,246)	(14,861)

Long-term borrowings, less current portion	¥3,456,265	¥2,308,019	$22,154

The Company entered into interest rate swap contracts to manage its interest rate exposure resulting in a fixed interest rate for a portion of its long-term debt. The effective weighted average interest rates for ¥3,000,000 thousand and ¥2,400,000 thousand ($23,037 thousand) of the long-term loan outstanding at March 31, 2003 and 2004 after giving effect to such swap agreements were 1.787 percent and 1.748 percent per annum, respectively (see Note 14).

On March 14, 2003, the Company entered into a long-term installment loan agreement with a leasing company to finance the payment for rental deposits given to other lessor for its new head office. The principal of the loan is ¥456,265 thousand ($4,379 thousand) and the loan is secured by a first priority pledge against a claim for the guarantee deposits of ¥1,705,036 thousand ($16,366 thousand) at March 31, 2004.

Substantially all short-term and long-term bank borrowings are made under agreements which, as is customary in Japan, provide that under certain conditions the bank may require the borrower to provide collateral or guarantees with respect to the borrowings and that the bank may treat any collateral, whether furnished as security for short-term or long-term loans or otherwise, as collateral for all indebtedness to such bank. Also, provisions of certain loan agreements grant certain rights of possession to the lenders in the event of default. The Company provided banks with collateral for outstanding loans by means of establishing a second priority pledge against the refundable guarantee of ¥1,705,036 thousand ($16,366 thousand) at March 31, 2004.

Annual maturities of long-term borrowings outstanding as of March 31, 2004 are as follows:

Year Ending		Thousands of
March 31	Thousands of Yen	U.S. Dollars

2005	¥1,548,246	$14,861
2006	1,152,056	11,058
2007	1,155,963	11,096

Total	¥3,856,265	$37,015

The Company entered into bank overdraft agreements with certain Japanese banks for which the unused balance outstanding as of March 31, 2004 was ¥800,906 thousand ($7,688 thousand).

The 1.750 percent unsecured yen convertible notes due March 2005 in the aggregate principal amount of ¥15,000,000 thousand ($127,043 thousand) were issued on April 11, 2000. The notes are convertible at the option of the holders currently at ¥19,875 thousand ($168 thousand) per share at any time on or before March 15, 2005. The notes are currently redeemable at the Company’s option at any time before March 15, 2005, in whole or in part, at par with unpaid and accrued interest; provided that the closing trading price for the Company’s shares for a certain period prior to giving notice of redemption is of at least 140 percent of the conversion price.

In October and November 2003, IIJ repurchased a portion of its 1.750 percent unsecured yen convertible notes, with an aggregate face value of ¥3,168,000 thousand ($30,409 thousand), for ¥3,047,460 thousand ($29,252 thousand) in the open market, resulting in realized gain of ¥120,540 thousand ($1,157 thousand). A portion of deferred issuance cost, amounting to ¥31,565 thousand ($303 thousand), corresponding to the repurchased convertible notes was charged to income and was offset against the gain. The net realized gain on retirement of these convertible notes was presented as other income.

9.	INCOME TAXES

Income taxes imposed by the national, prefectural and municipal governments of Japan resulted in a normal statutory rate of approximately 42 percent for the years ended March 31, 2002, 2003 and 2004, respectively. Total income tax recognized for the years ended March 31, 2002, 2003 and 2004 are applicable to the following:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004
Income tax expense (benefit):
Current	¥17,794	¥25,581	¥30,560	$293
Deferred (benefit), as restated (Note 1)		(2,429)	1,976	19
Other comprehensive income, as restated (Note 1)	(185,636)

Total income tax expense (benefit)	¥(167,842)	¥23,152	¥32,536	$312

Amendments to Japanese tax regulations were enacted into law on March 31, 2003. As a result, normal Japanese statutory rates will be reduced by 1.0 percent to 41.0 percent, effective from the fiscal year beginning April 1, 2004.

Loss from operations before income tax expense (benefit) consists of the following components:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004

Domestic	¥(735,359)	¥(2,824,286)	¥(535,648)	$(5,142)
Foreign	(154,126)	(116,036)	67,984	653

Total	¥(889,485)	¥(2,940,322)	¥(467,664)	$(4,489)

Net deferred income tax assets and liabilities at March 31, 2003 are reflected on the accompanying consolidated balance sheets under captions of other current assets in the amount of ¥2,429 thousand ($21 thousand).

The approximate effect of temporary differences and carryforwards giving rise to deferred tax balances at March 31, 2003 and 2004 was as follows:

					Thousands of
	Thousands of Yen				U.S. Dollars
	2003		2004		2004
	Deferred	Deferred	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Unrealized gains on available-for-sale securities		¥372,988		¥2,553,894		$24,514
Valuation of limited partnership investments for tax purpose		34,667		39,374		378
Capitalized leases	¥69,197		¥46,666		$448
Accrued expenses	152,253		206,437		1,982
Retirement and pension cost	32,886		26,093		250
Convertible notes issue cost		81,304		32,223		309
Stock issue cost	635		31,095		299
Allowance for doubtful accounts	21,617		1,476,628		14,174
Depreciation	46,808		32,147		309
Impairment loss on investment in and deposits for Crosswave	3,748,580
Operating loss carryforward	8,800,850		11,331,442		108,768
Other	136,701	13,629	119,433	4,523	1,145	44

Total	13,009,527	502,588	13,269,941	2,630,014	127,375	25,245
Valuation allowance	(12,504,510)		(10,639,927)		(102,130)

Total	¥505,017	¥502,588	¥2,630,014	¥2,630,014	$25,245	$25,245

As of March 31, 2003 and 2004, the valuation allowance for deferred tax assets has been provided at amounts which are not considered more likely than not to be realized. The net changes in the valuation allowance for deferred tax assets were a decrease of ¥1,558,780 thousand, and an increase of ¥10,252,616 thousand and a decrease of ¥1,864,583 thousand ($17,898 thousand) for the years ended March 31, 2002, 2003 and 2004, respectively.

As of March 31, 2004, IIJ, certain domestic subsidiaries and IIJ America, a U.S. subsidiary, had tax operating loss carryforwards of ¥25,593,681 thousand ($245,668 thousand), ¥1,101,011 thousand ($10,568 thousand) and $8,465 thousand, respectively. These loss carryforwards are available to offset future taxable income, and will expire in the period ending March 31, 2009 in Japan and December 31, 2022 in the United States of America as follows:

Year Ending		Thousands of
March 31	Thousands of Yen	U.S. Dollars

2005	¥2,909,955	$27,932
2006	1,233,844	11,843
2007	962,372	9,238
2008	13,790,992	132,377
2009 and thereafter	8,679,362	83,311

Total	¥27,576,525	$264,701

Due to the change in Japanese income tax laws and regulations effective for tax years beginning on or after April 1, 2004, the expiration period for tax loss carryforwards in Japan was extended from five to seven years for losses incurred for years beginning on or after April 1, 2001, resulting in the tax loss carryforward expiring in 2011.

A reconciliation between the amount of reported income taxes and the amount of income taxes computed using the normal statutory rate for each of the three years in the period ended March 31, 2004 is as follows:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004

Amount computed by using normal Japanese statutory tax rate	¥(373,584)	¥(1,234,935)	¥(196,419)	$(1,885)
Increase (decrease) in taxes resulting from:
Expenses not deductible for tax purpose	(23,214)	37,324	11,080	106
Inhabitant tax-per capital	17,795	25,581	30,560	293
Increase in valuation allowance against current year net operating loss, as restated (Note 1)	476,629	9,416,442	454,009	4,357
Realization of tax benefit of operating loss carryforwards of subsidiaries	(18,275)	(28,091)	(51,994)	(499)
Tax benefit on losses of equity method investee			(80,355)	(771)
Expiration of operating loss carryforwards			611,498	5,870
Effect of change in tax rate		327,811	(42,034)	(403)
Tax benefit on losses of Crosswave		(8,550,718)	(722,098)	(6,931)
Other—net	(61,557)	29,738	18,289	175

Income tax expense as reported, as restated (Note 1)	¥17,794	¥23,152	¥32,536	$312

10.	RETIREMENT AND PENSION PLANS

IIJ and certain subsidiaries have unfunded retirement benefits and noncontributory defined benefit pension plans which together cover substantially all of their employees who are not directors and also participate in a contributory multi-employer pension plan, the Japan Computer Information Service Employee’s Pension Fund (the “Multi-Employer Plan”), covering substantially all of their employees.

Approximately 70 percent of the employees’ benefits from IIJ’s severance indemnity plan was transferred in May 1997 to its newly established noncontributory defined benefits pension plan. The following information regarding net periodic pension cost and accrued pension cost also includes the 30 percent of severance benefits not transferred to the noncontributory plan. Under the severance and pension plans, all of IIJ’s employees are entitled, upon voluntary retirement with 15 years or more service, or upon mandatory retirement at age 60, to a 10-year period of annuity payments (or lump-sum severance indemnities) based on the rate of pay at the time of retirement, length of service and certain other factors. IIJ’s employees who do not meet these conditions are entitled to lump-sum severance indemnities.

As stipulated by the Japanese Welfare Pension Insurance Law, the Multi-Employer Plan is composed of a substitutional portion of Japanese Pension Insurance and a multi-employers’ portion of a contributory defined benefit pension plan. The benefits for the substitutional portion are based on a standard remuneration schedule under the Welfare Pension Insurance Law and the length of participation. The multi-employers’ portion of the benefits is based on the employees’ length of service. However, assets contributed by an employer are not segregated in a separate account or restricted to provide benefits only to employees of that employer, including IIJ. The net pension cost under the Multi-Employer Plan is recognized when contributions become due.

The Company adopted revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revised standard requires new disclosures in addition to those required by the original standard about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.

Net periodic pension cost for the years ended March 31, 2002, 2003 and 2004 included the following components:

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004
Service cost	¥115,258	¥142,432	¥150,149	$1,441
Interest cost	6,930	9,433	8,809	85
Expected return on plan assets	(6,733)	(8,499)	(11,722)	(113)
Amortization of transition obligation	402	402	402	4
Recognized net actuarial loss		509	575	6

Net periodic pension cost	¥115,857	¥144,277	¥148,213	$1,423

The funded status as of March 31, 2003 and 2004 is as follows:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004

Change in benefit obligation:
Benefit obligation at beginning of year	¥471,656	¥587,217	$5,637
Service cost	142,432	150,149	1,441
Interest cost	9,433	8,809	85
Actuarial (gain) loss	(23,635)	207,133	1,988
Benefit paid	(12,669)	(19,339)	(186)

Benefit obligation at end of year	¥587,217	¥933,969	$8,965

Change in plan assets:
Fair value of plan assets at beginning of year	¥339,951	¥468,896	$4,501
Actual return on plan assets	(22,903)	41,713	400
Employer contribution	160,086	158,446	1,521
Benefits paid	(8,238)	(12,612)	(121)

Fair value of plan assets at end of year	¥468,896	¥656,443	$6,301

Funded status	¥(118,321)	¥(277,526)	$(2,664)
Unrecognized actuarial loss	32,498	209,065	2,007
Unrecognized transition obligation	5,222	4,820	46

Net amount recognized	¥(80,601)	¥(63,641)	$(611)

Accumulated benefit obligation	¥420,031	¥529,360	$5,081

Amounts recognized in the consolidated balance sheets consist of accrued retirement and pension costs of ¥80,601 thousand as of March 31, 2003, and prepaid pension costs of ¥9,046 thousand ($87 thousand) and accrued retirement and pension costs of ¥72,687 thousand ($698 thousand) as of March 31, 2004.

The Company uses a March 31 measurement date for all its plans.

Actuarial assumptions as of March 31:

	Benefit		Net Periodic
	Obligations		Costs
	2003	2004	2003	2004
Discount rate	1.5%	1.6%	2.0%	1.5%
Expected long-term rate of return on plan assets			2.5	2.5
Rate of compensation in increase	2.0	3.25	3.0	2.0

The Company sets the discount rate assumption annually at March 31 to reflect the market yield of Japanese Government Bonds matched against the average remaining service period of employees.

The basis for determining the long-term rate of returns is a combination of historical returns and prospective return assumptions derived from pension trust funds’ managing company.

IIJ’s funding policies with respect to the noncontributory plan are generally to contribute amounts considered tax deductible under applicable income tax regulations. Plan assets, including pension trust funds managed by a life insurance company, consist of Japanese Government Bonds, other debt securities and marketable equity securities. Plan assets managed by the insurance company are included in pooled investment portfolios.

The Company’s investment strategy for the plan assets is to manage the assets in order to pay retirement benefits to plan participants while minimizing cash contributions from the Company over the life of the plans. This is accomplished by preserving capital through diversification in equity and debt securities based on portfolio determined by the insurance company forecasting macroeconomics in order to maximize long-term rate of return, while considering the liquidity need of the plans.

The Company’s pension plan asset allocations as of March 31, 2003 and 2004 by asset category are as follows:

	2003	2004
Asset category:
Equity securities	18.7%	23.6%
Debt securities	19.9	18.6
Life insurance pooled investment portfolios	58.3	53.0
Other	3.1	4.8

Total	100.0%	100.0%

The unrecognized net loss and the unrecognized net obligation at the date of initial application are being amortized over 14 years and 21 years, respectively.

Contributions due and paid during the years ended March 31, 2002, 2003 and 2004 under the Multi-Employer Plan, including its substitutional portion, amounted to ¥234,148 thousand, ¥309,787 thousand and ¥344,900 thousand ($3,311 thousand), respectively.

IIJ expects to contribute ¥155,786 thousand ($1,495 thousand) to its pension plan in the year ending March 31, 2005.

Under the Japanese Commercial Code (the “Code”), the amount of retirement benefits for retiring directors and statutory auditors are required to be approved by the shareholders. The benefit of ¥4,630 thousand to a retiring director was approved by the shareholders at a general meeting of shareholders on June 26, 2002, and accrued and paid. There were no benefits determined or paid to retired directors or corporate auditors for each of three years other than above benefit.

11.	SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)

IIJ is subject to the Code to which certain amendments became effective on October 1, 2001.

Prior to October 1, 2001, the Code required at least 50 percent of the issue price of new shares, with a minimum of the par value thereof, to be designated as the common stock account as determined by resolution of the Board of Directors. Proceeds in excess of amounts designated as the common stock account were credited to capital surplus. Effective October 1, 2001, the Code was revised and common stock par values were eliminated, resulting in all shares being recorded with no par value.

Prior to October 1, 2001, the Code imposed certain restrictions on the repurchase and use of treasury stock. Effective October 1, 2001, the Code eliminated these restrictions beginning April 1, 2002, there by allowing IIJ to repurchase treasury stock by a resolution of the shareholders at the general shareholders meeting and dispose of such treasury stock by resolution of the Board of Directors. The repurchased amount of treasury stock, cannot exceed the amount available for future dividend plus amount of common stock, additional paid-in capital or legal reserve to be reduced in the case where such reduction was resolved at the general shareholders meeting.

The Code permits, upon approval of the Board of Directors, transfers of an amount from capital surplus to the common stock account.

The Code also permits IIJ, upon approval by the Board of Directors, to issue shares to existing shareholders without consideration to offset a stock split. Such issuance of shares generally does not give rise to changes within the shareholders’ accounts. Prior to October 1, 2001, the amount calculated by dividing the total amount of shareholders’ equity by the number of outstanding shares after the stock split could not be less than ¥50,000. The revised Code eliminated this restriction.

Prior to October 1, 2001, the Code provided that an amount at least equal to 10 percent of the aggregate amount of cash and certain other cash payments which are made as an appropriation of retained earnings applicable to each fiscal period shall be appropriated and set aside as a legal reserve until such reserve equals 25 percent of the common stock account. Effective October 1, 2001, the revised Code allows for such appropriations to be set aside total capital surplus and legal reserve equals 25 percent of the common stock account. The amount of total capital surplus and legal reserve which exceeds 25 percent of the common stock account can be transferred to retained earnings by resolution of the shareholders, which may be available for dividends. In addition, the Code permits to transfer a portion of legal reserve to the common stock account by resolution of the Board of Directors.

On June 27, 2003, IIJ issued 3,265 new shares of common stock at ¥418,200 per share for ¥1,365,423 thousand ($13,106 thousand) by a private placement to third parties in Japan. The proceeds from the private placement were used as working capital of the Company.

On September 17, 2003, mainly in order to provide for the redemption of the convertible notes due March 2005, IIJ issued 12,615 new shares of common stock at ¥951,300 per share for ¥12,000,650 thousand ($115,191 thousand) by a private placement in Japan to NTT for ¥9,603,374 thousand ($92,181 thousand), NTT Communications for ¥749,624 thousand ($7,195 thousand), a wholly owned subsidiary of NTT, ITOCHU Corporation and Sumitomo Corporation for each ¥499,432 thousand ($4,794 thousand) and three other companies for ¥648,787 thousand ($6,228 thousand). As a result of the transaction, the total number of IIJ’s outstanding common shares increased to 38,360 shares, and NTT and its subsidiary own 31.6 percent of IIJ’s outstanding common shares. Concurrently, IIJ entered into a Subscription Agreement with NTT under which IIJ allows NTT to nominate up to three persons as directors or statutory auditors, subject to approval by IIJ’s shareholders. The agreement also provides NTT with preemptive rights to subscribe to any additional future issuances by IIJ in order to maintain its shareholding. In addition, IIJ and NTT agreed to undertake efforts to jointly engage in the development of broadband and information technology and other related business, to expand the business relationship between the two parties in connection with new business opportunities of IIJ and discuss secondment of employees to each other.

Upon completion of this transaction, NTT and its subsidiaries are significant related parties of the Company. The Company entered into a number of different types of transactions with NTT and its subsidiaries including purchases of wireline telecommunication services for Company’s offices. For the Company’s connectivity and value added services, the Company purchases international and domestic backbone services, local access lines and rental rack space in data centers from NTT and its subsidiaries. The Company sold to NTT and its subsidiaries its services including OEM services, system integration services and monitoring services for their data centers.

The amounts of balances and major transactions of the Company with NTT and subsidiaries as of March 31, 2003 and 2004 and for the each of the three years in the period ended March 31, 2004, are summarized as follows.

				Thousands of
	Thousands of Yen			U.S. Dollars
	2002	2003	2004	2004
Accounts receivable		¥68,618	¥409,459	$3,930
Accounts payable		202,336	721,930	6,930
Revenues	¥250,735	335,620	954,341	9,161
Costs and expenses	3,498,683	2,992,477	4,531,189	43,494

Stock Option Plans—In May 2000, IIJ granted 295 options to 34 directors and employees. The options vested 100 percent on April 8, 2002 and are exercisable for eight years from that date. In August 2001, IIJ granted 395 options to 44 directors and employees. The options vested 100 percent on June 28, 2003 and are exercisable for eight years from that date. No options were available for additional grant as of March 31, 2004. No compensation expense has been recognized in the consolidated statements of operations pursuant to APB No. 25, because the exercise price was greater than the market price on the dates of grant. In March 2000, IIJ Technology issued bonds with 2,000 detachable warrants in the amount of ¥600,000 thousand. The bonds were repurchased in April 2000 and warrants to purchase the subsidiary’s 775 common shares at an exercise price of ¥300,000 per share based on fair market value were immediately purchased by certain officers and employees of the Company and the subsidiary. One thousand warrants were purchased and maintained by the Company. Warrants are exercisable upon issuance. All of the warrants of IIJ Technology remain outstanding as of March 31, 2004.

The following table summarizes the transactions of IIJ’s stock option plans for the three years in the period ended March 31, 2004:

		Thousands of Yen
		Weighted Average
	Number	Exercise Price per
	of Shares	Common Shares
Unexercised options outstanding—April 1, 2001	290	¥13,056
Options granted	395	2,018
Options exercised
Options forfeited

Unexercised options outstanding—March 31, 2002	685	¥6,691
Options granted
Options exercised
Options forfeited	10	7,537

Unexercised options outstanding—March 31, 2003	675	¥6,678
Options granted
Options exercised
Options forfeited	60	9,364

Unexercised options outstanding—March 31, 2004	615	¥5,315

Summarized information about stock options outstanding as of March 31, 2004 is as follows:

	Outstanding		Exercisable
Exercise Price	Number of	Remaining Life	Number of
(Thousands of Yen)	Options	(in Years)	Options
¥10,817	245	6	245
1,672	370	7.3	370

The fair value of IIJ’s options reported below has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2001	2002
Stock options:
Expected life from vesting date (in years)	4.0	4.0
Risk-free interest rates	1.39%	0.72%
Volatility	148%	51%
Dividend yield

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Based upon the above assumptions, the fair value of IIJ’s stock options granted during the years ended March 31, 2001 and 2002 were ¥11,875 thousand per common share and ¥621 thousand per common share, as compared to corresponding original exercise price of ¥13,056 thousand and ¥2,018 thousand, respectively.

12.	OTHER COMPREHENSIVE INCOME

The change in each component of other comprehensive income (loss) for the years ended March 31, 2002, 2003 and 2004 is as follows:

	Thousands of Yen
		Tax (Expense)	Net of Tax
		or Benefit,	Amount,
	Before Tax	as restated	as restated
	Amount	(Note 1)	(Note 1)

Year ended March 31, 2002:
Foreign currency translation adjustments	¥26,933		¥26,933

Unrealized holding gain (loss) on securities:
Amount arising during the period	(3,318,017)	¥1,393,538	(1,924,479)
Less: Reclassification adjustments for losses included in net loss	301,580	(126,661)	174,919
Increase in deferred tax asset valuation allowance*		(1,081,241)	(1,081,241)

Net unrealized holding gain (loss) during the period	(3,016,437)	185,636	(2,830,801)

Loss on cash flow hedging derivative instruments:
Effect of adopting SFAS No. 133	(25,594)		(25,594)
Amount arising during the period	(22,385)		(22,385)
Less: Reclassification adjustments for losses included in net loss	14,272		14,272

Net loss on cash flow hedging derivative instruments	(33,707)		(33,707)

Other comprehensive income (loss)	¥(3,023,211)	¥185,636	¥(2,837,575)

	Thousands of Yen
		Tax (Expense)	Net of Tax
		or Benefit,	Amount,
	Before Tax	as restated	as restated
	Amount	(Note 1)	(Note 1)
Year ended March 31, 2003:
Foreign currency translation adjustments	¥(22,423)		¥(22,423)

Unrealized holding gain (loss) on securities:
Amount arising during the period	(2,207,010)	¥927,041	(1,279,969)
Less: Reclassification adjustments for losses included in net loss	92,439	(38,828)	53,611
Increase in deferred tax asset valuation allowance*		(888,213)	(888,213)

Net unrealized holding gain (loss) during the period	(2,114,571)		(2,114,571)

Loss on cash flow hedging derivative instruments:
Amount arising during the period	(30,452)		(30,452)
Less: Reclassification adjustments for losses included in net loss	26,438		26,438

Net loss on cash flow hedging derivative instruments	(4,014)		(4,014)

Other comprehensive income (loss)	¥(2,141,008)		¥(2,141,008)

	Thousands of Yen
		Tax (Expense)	Net of Tax
		or Benefit,	Amount,
	Before Tax	as restated	as restated
	Amount	(Note 1)	(Note 1)

Year ended March 31, 2004:
Foreign currency translation adjustments	¥(45,582)		¥(45,582)
Unrealized holding gain (loss) on securities:
Amount arising during the period	5,354,719	¥(2,184,739)	3,169,980
Less: Reclassification adjustments for gains included in net loss	(47,040)	19,192	(27,848)
Release in deferred tax asset valuation allowance*		2,165,547	2,165,547

Net unrealized holding gain (loss) during the period	5,307,679		5,307,679

Gain on cash flow hedging derivative instruments:
Amount arising during the period	(7,561)		(7,561)
Less: Reclassification adjustments for losses included in net loss	26,303		26,303

Net gain on cash flow hedging derivative instruments	18,742		18,742

Other comprehensive income (loss)	¥5,280,839		¥5,280,839

	Thousands of U.S. Dollars
		Tax (Expense)	Net of Tax
		or Benefit,	Amount,
	Before Tax	as restated	as restated
	Amount	(Note 1)	(Note 1)

Year ended March 31, 2004:
Foreign currency translation adjustments	$(437)		$(437)
Unrealized holding gain (loss) on securities:
Amount arising during the period	51,398	$(20,970)	30,428
Less: Reclassification adjustments for gains included in net loss	(451)	184	(267)
Release in deferred tax asset valuation allowance*		20,786	20,786

Net unrealized holding gain (loss) during the period	50,947		50,947

Gain on cash flow hedging derivative instruments:
Amount arising during the period	(72)		(72)
Less: Reclassification adjustments for losses included in net loss	252		252

Net gain on cash flow hedging derivative instruments	180		180

Other comprehensive income (loss)	$50,690		$50,690

*	The release (increase) in the deferred tax asset valuation allowance has resulted from unrealized gains and (losses) on available-for-sale securities, respectively.

The components of accumulated other comprehensive income (loss) at March 31, 2003 and 2004 are as follows:

			Thousands of
	Thousands of Yen		U.S. Dollars
	2003	2004	2004

Foreign currency translation adjustments	¥38,145	¥(7,437)	$(71)
Net unrealized holding gain on securities—net of tax, as restated (Note 1)	914,186	6,221,865	59,721
Loss on cash flow hedging derivative instruments	(37,721)	(18,979)	(182)

	¥914,610	¥6,195,449	$59,468

13.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. With respect to initial recognition and initial measurement of guarantees, the adoption of FIN 45 had no effect on the Company’s financial position or results of operations for the year ended March 31, 2004.

In December 2001, a class action complaint alleging violations of the federal securities laws was filed against the Company, naming IIJ, certain of its officers and directors as defendants, and underwriters of IIJ’s initial public offering. Similar complaints have been filed against over 300 other issuers that have had initial public offerings since 1998 and such actions have been included in a single coordinate proceeding in the Southern District of New York. An amended complaint was filed on April 24, 2002 alleging, among other things, that the underwriters of IIJ’s initial public offering violated the securities laws (i) by failing to disclose in the offering’s registration statement certain alleged compensation arrangements entered into with the underwriters’ clients, such as undisclosed commissions or tie-in agreements to purchase stock in the after-market, and (ii) by engaging in manipulative practices to artificially inflate the price of IIJ’s stock in the after-market subsequent to the initial public offering. On July 15, 2002, the Company joined in an ‘omnibus’ motion to dismiss the amended complaint filed by the issuers and individuals named in the various coordinated cases. In June 2003, the Company approved a settlement with the plaintiffs in this matter. In June 2004, the Company along with the plaintiffs, the insurers, and virtually all of the other solvent issuer companies in the coordinate cases, executed an agreement of settlement, which has been submitted to the United States District Court for the Southern District of New York for preliminary approval. The settlement releases IIJ and the individual defendants for liability for the conduct alleged in the action. Under the settlement, the Company agreed to assign away, not assert, or release certain potential claims the Company may have against IIJ’s underwriters. Approximately 260 defendant issuers participated in this settlement. As to financial impact on the Company, the settlement provides that the class members will be guaranteed $1 billion(¥104 billion ) in recoveries by the insurers of the issuers. In addition to IIJ’s portion of the proposed settlement, some of the continuing legal expenses incurred in connection with the partial settlement would be borne by IIJ’s insurer based on the settlement agreement and an individual agreement between IIJ and IIJ’s insurer. Consequently, the Company believes that there will be no significant financial impact on the Company as a result of this matter.

In addition to the foregoing, the Company is a party to other suits and claims that arise in the normal course of business. The negative adverse outcome of such suits and claims would not have a significant impact on the financial statements.

14.	DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

Interest Rate Swap Agreement—The Company is exposed to changes in interest rates that are associated with long-term bank borrowings. The Company’s policy on managing the interest rate risk is to hedge the exposure to variability in future cash flows of floating rate interest payments on the long-term bank borrowings. In order to reduce cash flow risk exposures on floating rate borrowings, the Company utilizes interest rate swap agreements to convert a floating rate borrowing to a fixed rate borrowing.

The Company is also exposed to credit-related losses in the event of non-performance by counterparties to interest rate swaps, but it is not expected that any counterparties will fail to meet their obligations, because counterparties are internationally recognized financial institution.

Changes in fair value of interest rate swaps designated as hedging instrument is reported in accumulated other comprehensive income during the years ended March 31, 2003 and 2004. These amounts subsequently are reclassified into interest expense as a yield adjustment in the same period in which the hedged bank borrowings affect earnings. The term, notional amount and repricing date of interest rate swaps exactly match those of the long-term borrowings. The swap terms are “at the market,” so they have zero value at inception. Thus, there was no ineffectiveness recognized in earning for the years ended March 31, 2002, 2003 and 2004. For the years ended March 31, 2002, 2003 and 2004, net derivative loss of ¥14,272 thousand, ¥26,438 thousand and ¥26,303 thousand ($252 thousand) were reclassified to interest expense, respectively.

Approximately ¥18,275 thousand ($175 thousand) of accumulated other comprehensive loss related to the interest rate swaps are expected to be reclassified as an adjustment to interest expense as a yield adjustment of the hedged bank borrowings within the next 12 months.

Fair Value—In the normal course of business, the Company invests in financial assets and incurs financial liabilities. To estimate the fair value of those financial assets, liabilities and derivatives, the Company used quoted market prices to the extent that they were available. Where a quoted market price is not available, the Company estimates fair value using primarily the discounted cash flow method. For certain financial assets and liabilities, such as trade receivables and trade payables, which are expected to be collected and settled within one year, the Company assumed that the carrying amount approximates fair value due to their short maturities. Investment for which is not practicable are investments in a number of unaffiliated and unlisted smaller sized companies and the estimate of their fair values cannot be made without incurring excessive costs. Refundable insurance policies are carried at cash surrender value. The carrying amounts or notional amounts and fair value of financial instruments are summarized below:

					Thousands of
	Thousands of Yen				U.S. Dollars
	2003		2004		2004
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount or	Value	Amount or	Value	Amount or	Value
	Notional	or Gain	Notional	or Gain	Notional	or Gain
	Amount	(Loss)	Amount	(Loss)	Amount	(Loss)
Other investments for which it is:
Practicable to estimate fair value	¥1,179,916	¥1,179,916	¥6,572,985	¥6,572,985	$63,093	$63,093
Not practicable	1,860,273		1,358,908		13,043
Noncurrent refundable insurance policies (other assets)	42,180	42,180	55,753	55,753	535	535
Long-term borrowings, installment payable and convertible notes, including current portion	20,400,000	18,004,239	15,688,265	15,570,181	150,588	149,455
Interest rate swap contracts	3,000,000	(37,721)	2,400,000	(18,979)	23,037	(182)

Cash at March 31, 2003 and 2004 includes U.S. dollar denominated current bank deposits of ¥1,360,644 thousand and ¥663,432 thousand ($6,368 thousand), respectively.

15.	ADVERTISING EXPENSES

Advertising expenses incurred during the years ended March 31, 2002, 2003 and 2004 consist principally of advertisement within magazines, journals and newspapers and amounted to ¥397,263 thousand, ¥278,474 thousand and ¥106,525 thousand ($1,023 thousand), respectively.

16.	SUBSEQUENT EVENTS

On April 28, 2004, the Company’s board of directors resolved to repurchase and cancel a portion of the outstanding convertible notes. Terms of the repurchase of convertible notes are as follows:

1. Maximum amount of the repurchase	¥2.0 billion based on the principal amount
2. Maximum unit price of the repurchase	100.5 per unit
3. Limit date of the repurchase	June 30, 2004

Based on this resolution, the Company repurchased a principal amount of ¥744 million ($7.1 million) of the convertible notes for ¥745.9 million (100.2 per unit) on April 30, 2004.

The Company fully redeemed the remainder of convertible notes on the due date, March 31, 2005 by cash and cash equivalents and selling certain available-for-sale securities at various dates during the year ended March 31, 2005. Such sales of certain available-for-sale securities generated proceeds and gross realized gains of ¥2,614,768 thousand ($25,099 thousand) and ¥2,477,607 thousand ($23,782 thousand), respectively, during the year ended March 31, 2005.